ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
--------
                          UNIVERSAL BULK CARRIERS, INC.

       CONDENSED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                                 (IN THOUSANDS)

                                                        For the Years Ended December 31,
                                                        --------------------------------
                                                           1997       1996       1995
                                                         --------   --------   --------
Revenues ..............................................  $ 27,142   $ 21,527   $    211
                                                         --------   --------   --------
Operating Expenses:
  Vessel and voyage ...................................    17,821     15,586        105
  Depreciation and amortization .......................     5,112      4,356        684
  General and administrative ..........................     8,989      3,542      2,177
                                                         --------   --------   --------
      Total operating expenses ........................    31,922     23,484      2,966
                                                         --------   --------   --------
Operating loss ........................................    (4,780)    (1,957)    (2,755)
                                                         --------   --------   --------
Net Other Income (Expense):
  Gain (loss) on disposal of assets-net ...............       995        489        (70)
  Interest expense ....................................    (5,876)   (12,781)   (15,829)
  Interest income .....................................     1,414      1,781        872
                                                         --------   --------   --------
      Net other expense ...............................    (3,467)   (10,511)   (15,027)
                                                         --------   --------   --------
Loss before income taxes, equity in earnings
  of subsidiaries, extraordinary loss and cumulative
  effect of change in accounting principle ............    (8,247)   (12,468)   (17,782)
Provision (benefit) for income taxes ..................     5,407        876     (4,698)
                                                         --------   --------   --------
Loss before equity in earnings of subsidiaries,
  extraordinary loss and cumulative effect of change in
  accounting principle ................................   (13,654)   (13,344)   (13,084)
Equity in earnings of subsidiaries ....................    27,518     18,700      8,591
                                                         --------   --------   --------
Income (loss) before extraordinary loss and cumulative
  effect of change in accounting principle ............    13,864      5,356     (4,493)
Extraordinary loss, net of income tax benefit .........      --        1,663       --
Cumulative effect of change in accounting principle,
  net of income tax provision .........................     3,058       --         --
                                                         --------   --------   --------
Net income (loss) .....................................    16,922      3,693     (4,493)
Retained earnings (deficit), beginning of year ........   (42,374)    28,524     33,017
Transfer of subsidiaries from parent ..................      --      (74,591)      --
                                                         --------   --------   --------

Retained earnings (deficit), end of year ..............  $(25,452)  $(42,374)  $ 28,524
                                                         ========   ========   ========


                   See notes to condensed financial statements

                          UNIVERSAL BULK CARRIERS, INC.

                            CONDENSED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                   December 31,
                                                             ----------------------
                                                                1997         1996
                                                             ---------    ---------
                           ASSETS
Current assets:
  Cash (including cash equivalents of $22,900 in 1997 and
     $6,500 in 1996) (Note 2) ............................   $  23,172    $  10,245
   Prepaid expenses and other current assets .............       3,483        3,788
   Vessel held for sale ..................................        --          9,940
                                                             ---------    ---------
      Total current assets ...............................      26,655       23,973
                                                             ---------    ---------
Investment in (at equity) and net advances to subsidiaries     228,406      191,783
Vessels and other property ...............................      84,277       83,647
 Less accumulated depreciation ...........................      21,622       17,348
                                                             ---------    ---------
 Vessels and other property-net ..........................      62,655       66,299
                                                             ---------    ---------
Other assets and deferred charges ........................      16,939       14,902
                                                             ---------    ---------
      Total ..............................................   $ 334,655    $ 296,957
                                                             =========    =========


              LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
Accounts payable .........................................   $     514    $     259
Accrued liabilities:
 Vessel and voyage .......................................       1,545        2,123
 Interest ................................................         191          206
 Other ...................................................       2,756           47
                                                             ---------    ---------
      Total current liabilities ..........................       5,006        2,635
                                                             ---------    ---------
Advance time charter revenues and other liabilities ......         611        1,545
Deferred income taxes ....................................      45,480       42,375
Stockholder's equity:
 Common stock ............................................         110          110
 Capital surplus .........................................     264,485      259,608
 Deficit .................................................     (25,452)     (42,374)
 Cumulative translation adjustment-net ...................       4,912        4,912
 Net intercompany transactions ...........................      39,503       28,146
                                                             ---------    ---------
      Total stockholder's equity .........................     283,558      250,402
                                                             ---------    ---------
      Total ..............................................   $ 334,655    $ 296,957
                                                             =========    =========



                  See notes to condensed financial statements.

                          UNIVERSAL BULK CARRIERS, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               For the Years Ended December 31,
                                                               --------------------------------
                                                                 1997        1996        1995
                                                               --------    --------    --------
Cash Flows Provided (Used) by Operating Activities:
   Net income (loss) .......................................   $ 16,922    $  3,693    $ (4,493)
   Adjustments to reconcile net income (loss) to net cash
     (used) provided by operating activities:
   Extraordinary loss-net of tax benefit ..............            --         1,663        --
   Cumulative effect of change in accounting principle,
     net of income tax provision ...........................     (3,058)       --          --
Decrease in deferred income taxes ..........................     (2,314)     (1,011)     (3,948)
Depreciation and amortization ..............................      5,112       4,356         684
Gain (loss) on disposal of assets-net ......................       (995)       (489)         70
Net intercompany transactions ..............................     11,357       9,396       9,481
Equity in (earnings) of subsidiaries and joint ventures
   less dividends received .................................    (27,518)    (18,700)     (8,591)
Changes in assets and liabilities-net ......................      9,952      (7,674)     64,185
                                                               --------    --------    --------
Net cash provided (used) by operating activities ...........      9,458      (8,766)     57,388
                                                               --------    --------    --------
Cash Flows Provided (Used) by Investing Activities:
Additions to vessels and other property ....................       (631)       --          --
Proceeds received from sale of marketable securities .......       --         1,080        --
                                                               --------    --------    --------
Net cash flows (used) provided by investing activities .....       (631)      1,080        --
                                                               --------    --------    --------
Cash Flows Provided (Used) by Financing Activities:
   Dividends paid ..........................................       --       (17,500)    (43,500)
   Capital contribution from parent ........................      4,100      10,683        --
                                                               --------    --------    --------
 Net cash provided (used) by financing activities ..........      4,100      (6,817)    (43,500)
                                                               --------    --------    --------
Net increase (decrease) in cash and cash equivalents .......     12,927     (14,503)     13,888
Cash and cash equivalents, beginning of year ...............     10,245      24,748      10,860
                                                               --------    --------    --------
Cash and cash equivalents, end of year .....................   $ 23,172    $ 10,245    $ 24,748
                                                               ========    ========    ========


                   See note to condensed financial statements

                          UNIVERSAL BULK CARRIERS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                   FOR THE THREE YEARS ENDED DECEMBER 31,1997

1. The condensed financial statements present the separate financial data (parent only) of Universal Bulk Carriers, Inc. ("UBC" or the "Company"), a wholly-owned subsidiary of OMI Corp. All subsidiaries which are more than 20 percent owned and investments in joint ventures are accounted for by the equity method.

     See Notes to Consolidated Financial Statements on page F-8 through page
     F-22.

2. CASH FLOWS--Cash equivalents represent liquid investments which mature within 90 days. The carrying amount approximates fair value.

3. LONG-TERM DEBT--During October 1997, the Company signed agreements with lenders for two new revolving credit facilities in the amounts of $50,000,000 and $75,000,000. These revolving credit facilities are to be used to finance, on an interim basis, the acquisition of vessels and will be secured by such vessels. Amounts drawn on the revolving credit facilities are to be repaid no later than six months after drawdown. The revolving credit facilities will bear interest at LIBOR plus a margin ranging from 55 to 80 basis points which is computed based on the Company's funded debt to total capitalization ratio and interest coverage ratio.

     The new revolving credit facilities contain restrictive covenants requiring minimum levels of cash or cash equivalents, working capital and net worth, maintenance of specified financial ratios and collateral values, and restrict the ability of the Company to pay dividends. These loan agreements also contain various provisions restricting the right of UBC and/or its subsidiaries to make certain investments, to place additional liens on the property of certain of UBC's subsidiaries, to incur additional long-term debt, to make certain payments, to merge or to undergo a similar corporate reorganization, and to enter into transactions with affiliated companies.

4. PROPOSED DISTRIBUTION--OMI intends to merge UBC into a Marshall Islands Corporation ("New OMI") and then to distribute ("spin off") all the outstanding shares of New OMI (representing the foreign business of OMI) to its shareholders. New OMI will retain the OMI name and be managed by OMI's current management. The distribution is subject to certain conditions, any of which may be waived by OMI, including receipt of a favorable ruling from the Internal Revenue Service ("IRS") that the distribution will be tax free for OMI shareholders and OMI shareholder approval. A favorable ruling was received from the IRS in April 1998, and the transaction is expected to be completed in June 1998.

5. TRANSFER OF SUBSIDIARIES--On December 31, 1997, OMI Corp. transferred 100 percent of the outstanding shares of two subsidiaries with a net book value of $36,586,000 to UBC. These subsidiaries own two foreign flag vessels which were acquired in 1996, the SHANNON and the ELBE, with an aggregate book value of $39,279,000. Prior to the acquisitions of these vessels, these subsidiaries owned, operated and later disposed of U.S. flag vessels. The aggregate accumulated deficit applicable to activities other than the operation of the SHANNON and ELBE was $74,591,000 and was recorded as a charge to retained earnings in 1996.

     UBC has accounted for the transfers of these subsidiaries as a combination of interests under common control and has included in income (equity in earnings of subsidiaries) the results of operations of these subsidiaries since the dates they acquired the SHANNON and the ELBE. Aggregate net income of these two subsidiaries amounted to $1,905,000 and $584,000 in 1997 and 1996, respectively. Results of operations of these subsidiaries for periods prior to their acquisition of the SHANNON and ELBE have not been included in UBC's condensed statements of operations because their activities related to operations of U.S. flag vessels and citizenship restrictions prohibited ownership of the vessels or greater than 25 percent of the stock of their owners by entities not citizens of the U.S. as detailed in applicable laws.

6. RELATED PARTY TRANSACTIONS-- Investment in (at equity) and net advances to subsidiaries include interestbearing and non-interest bearing notes and non interest bearing advances. Net intercompany transactions represent allocations for income taxes, interest expense on unsecured corporate debt and allocation of general corporate expenses.

     Since November 1993, OMI's practice has generally been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, mortgage debt of OMI and its related interest expense have been allocated to UBC and its subsidiaries based upon the value of the vessel collateralizing the debt as explained below. Interest relating to unsecured debt has been allocated to UBC and its subsidiaries based on the value of encumbered vessels available to collateralize such debt had it been secured debt. OMI's interest rate on unsecured debt was 10.25 percent from November 1993 through July 1996, at which time OMI completed a cash tender offer for the debt and recognized an extraordinary loss for the early extinguishment of debt. The portion of the loss, net of taxes that has been allocated to UBC is $1,663,000. Total pre-tax interest expense allocated to UBC in 1996 and 1995 was $5,344,000 and $8,649,000,
     respectively. There were no interest allocations in 1997 on unsecured debt. UBC has also been allocated tax benefits totaling approximately 35 percent of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to UBC for financial reporting on a historical basis, UBC has not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest expense and the after tax allocated general and administrative expenses have been included as net intercompany transactions in stockholder's equity. Although, management believes that the historical allocation of corporate debt and interest expense is reasonable, it is not necessarily indicative of the Company's debt or results of operations had the Company been on a stand alone basis for the years presented.

     General and administrative expenses include an allocation of corporate administrative services provided by OMI. The Company is charged a fixed amount per month per vessel for vessel management and accounting activities and is charged 1.25 percent of revenues earned by each vessel for commercial management. General corporate activities, such as salaries (other then those included in the aforementioned fees), legal, accounting, communications and other administrative expenses were allocated based on the services provided to the Company. Rent expense was allocated based on the number of employees included in the corporate allocation. Management believes the methods for allocating general and administrative expenses are reasonable.

     During the first quarter of 1997, OMI negotiated a new bank credit facility (the "Credit Facility") with certain of its existing lenders. The obligations under the Credit Facility will be assumed by UBC at the time of the Distribution as described in the Distribution Agreement. The Credit Facility provides for a line of credit in the amount of $133,000,000 (not to exceed 70 percent of the fair market value of the vessels securing the loan). On April 1, 1997, OMI drew down $101,090,000 which was used to repay $44,650,000 outstanding under a previous credit agreement, $45,000,000 outstanding under lines of credit ($35,000,000 of UBC debt) and a UBC ship mortgage of $11,440,000. The Credit Facility is secured by eleven vessels with a book value aggregating $181,098,000 at December 31, 1997. The notes under the Credit Facility bear interest at LIBOR plus a margin ranging from 60-95 basis points which is computed based on OMI's funded debt to equity ratio and interest coverage ratio. The agreement, which expires in March 2002, provides for nine semi-annual reductions in the amount which can be outstanding; the first five are $5,500,000, the next four are $8,875,000 and the balance is due at maturity. As long as the available balance of the credit facility exceeds the outstanding loan balance and the collateral tests are met, current amortization is not required. In the event any vessels collateralizing the agreement are sold, the Credit Facility shall be reduced by up to 100 percent of the sales proceeds; however, the Company is permitted to substitute another vessel as collateral. The Credit Facility contains financial covenants with respect to cash, interest rate coverage, net worth and funded debt to equity.

     In 1991, UBC declared an $80,000,000 dividend payable to OMI and issued a demand note bearing interest at a rate of seven percent per annum. Payments under this note of $17,500,000 in 1996 and $43,500,000 in 1995 are shown as dividends paid in the condensed statements of cash flows. The balance of the note at December 31, 1997 was $1,354,000.